Exhibit 10.69

Wyeth

2009 CASH LONG-TERM INCENTIVE PLAN

Section 1. Purpose. The purpose of this Wyeth 2009 Cash Long-Term Incentive Plan is to promote the interests of Wyeth and its stockholders by retaining and motivating exceptional executives and other key employees of the Company.

Section 2. Definitions. All capitalized terms used in the Plan shall have the meanings set forth in Schedule A attached hereto.

Section 3. Administration of the Plan. Subject to applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Committee (or its designee or delegatee) shall have full power and authority to: (i) designate Participants; (ii) determine the terms and conditions of any Award consistent with the provisions of the Plan; (iii) establish, amend, suspend, terminate or waive any terms or conditions of an Award, without the Participant’s consent, consistent with the provisions of the Plan; (iv) determine whether, to what extent, and under what circumstances and method(s) Awards may be settled, exercised, canceled, forfeited, or suspended; (v) appoint such agents and make such delegations as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. In addition, the Committee shall administer and oversee the daily operations of the Plan and shall have full power and authority to interpret, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan and fulfill any other responsibilities as may otherwise be set forth in the Plan. Unless otherwise expressly provided in the Plan, all determinations and other decisions under or with respect to the Plan or any Award made by the Committee shall be final, conclusive, and binding upon all Persons, including the Company (and any successor thereto), any Participant, any beneficiary of any Participant and any employee of the Company charged with implementing any such determinations or decisions. No member of the Board or the Committee (or any designee or delegatee thereto) shall be personally liable for any action or determination made in good faith with respect to the Plan or any Award hereunder. Notwithstanding anything set forth in this Section 3 or otherwise in the Plan to the contrary, on and after the Closing Date, in no event shall the Committee or the Board of the Company take any action that would reasonably be expected to impair any of the rights of a Participant under the Plan or any Award Letter, without such Participant’s prior written consent. All references to “the Committee” herein shall be deemed to refer to any designee or delegatee.

Section 4. Award Maximum. A maximum of $300 million in Awards shall be granted under the Plan. The amount of each individual Award to be granted shall be referenced in an Award Letter. In the event that all or any portion of an Award is forfeited prior to the Closing Date, the amount potentially receivable under such forfeited Award (or portion thereof) may, from time to time, prior to the Closing Date be reallocated to existing Participants or newly allocated to new Participants, solely at the discretion of the Committee.

Section 5. Awards

(a) Grant and Form of Awards. From time to time prior to the Closing Date, the Committee in its discretion may make Awards to Participants under the Plan, which shall be evidenced by Award Letters that shall be delivered to the Participants. All Awards shall be denominated in U.S. dollars and payable in cash.

(b) Vesting of Awards. Except as otherwise provided in Sections 5(c) and (d) hereof, a Participant shall become immediately vested as to 100% of the amount of the Award set forth in the related Award Letter on the Vesting Date, subject to the Participant’s continued employment with the Company through the Vesting Date.

(c) Effect of Termination of Employment. Immediately upon a Participant’s separation from service due to such Participant’s (i) involuntary termination of employment by the Company without Cause on or following the Closing Date, but prior to the Vesting Date, (ii) resignation for Good Reason on or following the Closing Date, but prior to the Vesting Date, (iii) death, or (iv) Disability, the Participant (or his or her estate or personal representative, as applicable) shall become immediately vested as to 100% of the amount of the Award set forth in the related Award Letter. In case of a Participant’s termination of employment with the Company prior to the Vesting Date for a reason other than as set forth in the preceding sentence, the Award shall be immediately forfeited without consideration. The Committee shall have the exclusive discretion to determine when a Participant is no longer employed for purposes of the Award.

(d) Effect of a Change in Control. Immediately upon the consummation of a Change in Control that occurs after December 31, 2009, but prior to the Vesting Date, involving a Person unrelated to Parent (as defined in the definition of Closing Date contained in Schedule A), the Participant shall become immediately vested as to 100% of the amount of the Award set forth in the related Award Letter, subject to the Participant’s continued employment with the Company as of the consummation of the Change in Control.

(e) Payment of Awards. All Awards that become vested under Section 5(b) above shall be paid in a lump sum as promptly as practicable after the Vesting Date (but in no event later than ten (10) Business Days after the Vesting Date). All Awards that become vested under Section 5(c) above shall be paid in a lump sum as promptly as practicable after the date of the Participant’s termination of employment (but in no event later than ten (10) Business Days after such termination). All Awards that become vested under Section 5(d) above shall be paid in a lump sum as promptly as practicable after the consummation of the Change in Control (but in no event later than ten (10) Business Days after such Change in Control). With respect to any Participant who resides outside of the United States, the amount of Awards payable first will be calculated in U.S. dollars in accordance with the provisions of the Plan, and then converted, on the date such Award is to be paid, using the exchange rate in effect on such date (determined in accordance with Company policy), into the currency in which any such Participant then receives payment of his or her salary or wages from the Company, which amount shall then be paid to the Participant in full satisfaction of the Award.

(f) Tax Code Compliance. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code or any other enactment or applicable law, payments under the Plan may not be made at the time contemplated by the terms of the Plan without causing the Participant to be subject to taxation under Section 409A of the Code or any other enactment or applicable law, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code or other enactment; which, if the Participant is a Specified Employee, shall be the first day following the six-month period beginning on the date of the Participant’s “separation from service” (as determined in accordance with Section 409A of the Code). Notwithstanding anything herein to the contrary, if the Participant dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service, then any payment delayed in accordance with this paragraph will be payable in a lump sum as promptly as practicable after the Participant’s death (but in no event later than ten (10) Business Days after the Participant’s death). The Company shall have no liability to any Participant for any failure to comply with Section 409A of the Code or any other enactment or applicable law hereunder.

Section 6. General Provisions.

(a) Nontransferability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b) No Rights to Awards. The Plan is discretionary in nature; any Award payable under the Plan is voluntary and occasional and no Participant or other Person shall have any claim to be granted any Award or benefits in lieu of an Award. Subject to applicable law, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.

(c) No Inclusion in Calculation of Compensation or Benefits. Subject to applicable law, the Award and any payments in respect of the Award will not be taken into account for purposes of determining any benefits under any benefit plan of the Company, including, without limitation, pension, retirement, severance, deferred compensation or annual compensation calculations, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of a Participant’s annual compensation.

(d) Withholding. A Participant may be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payment due under any Award or from any compensation or other amount owing to a Participant by the Company, the amount of Tax-Related Items in respect of an Award or any payment or under an Award, and the Company is further authorized to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax-Related Items.

(e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company. Further, the Company may dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Letter or as required under applicable law. Nothing in this Plan shall constitute an employment agreement between a Participant and the Company.

(f) No Advice Regarding Awards. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding a Participant’s participation in the Plan. Participants are advised to consult with their own personal tax, legal and financial advisors regarding their participation in the Plan.

(g) Governing Law. The validity, construction, and effect of the Plan and any Award Letter shall be determined in accordance with the laws of the State of New Jersey, without regard to conflict of laws provisions thereof and except as otherwise prohibited by public policy of the jurisdiction in which the Participant provides services.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) Joint and Several Liability. The Company shall be jointly and severally liable with respect to the obligations to make all payments to Participants under the Plan.

(k) Recoupment Policy. To the extent the Participant is serving, or has served at any time during his or her employment, as a Senior Executive (as such term is defined in the Recoupment Policy), such Participant’s Award shall be subject to the Recoupment Policy.

Section 7. Effective Date, Amendment, Termination and Expiration of Plan and Termination of Awards. The Plan shall be effective on the date of its approval by the Committee and ratification by the Board. Upon such approval and ratification, the Plan shall remain in effect and shall not terminate until the date on which the Company delivers final payment of all outstanding Awards granted to all Participants and that become vested in accordance with the terms hereof. After the Closing Date or a Change in Control, the Company may not, without the Participant’s written consent, amend or terminate the Plan in any way that (i) prevents the Participant from becoming eligible for his or her Award under the Plan or (ii) reduces the amount of the Awards payable, or potentially payable, to the Participant under the Plan.

Section 8. Assumption by Successor. Any successor to Wyeth of all or substantially all Wyeth’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), will assume the obligations under the Plan and be obligated to satisfy the obligations under the Plan in the same manner and to the same extent as Wyeth would be required to perform for such obligations in the absence of such a succession. For all purposes under the Plan, the term “Wyeth” will include any successors to Wyeth’s business and/or assets which become bound to the terms of the Plan by operation of law, or otherwise.

Section 9. Right under the Plan. This Section 9 of the Plan will survive the consummation of a Change of Control and the Closing Date. The Plan is intended to benefit, and may be enforced by, the Participant and his or her respective heirs, representatives, successors and permitted assigns with respect to his or her Award, and will be binding on all successors and assigns of Wyeth.

Section 10. Entire Agreement. The Plan and the corresponding Award Letter for each Participant constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided herein and the Award Letter.

Schedule A

Definitions

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” shall mean the grant of a long-term incentive award in an amount set forth in each Participant’s Award Letter.

“Award Letter” shall mean a letter from the Company to a Participant evidencing an Award, which shall specify the terms and conditions of the Award (including the U.S. dollar amount thereof) and any rules applicable thereto, as may be determined by the Committee, and which shall be subject to the provisions of the Plan.

“Board” shall mean the board of directors of Wyeth and any successors thereof.

“Business Day” shall mean any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

“Cause” shall mean “Cause” as defined in any change-in-control severance agreement in effect between a Participant and the Company or in any Company severance plan under which the Participant participates, at the time of determination or, if not defined therein or if there shall be no such agreement or plan, “Cause” shall mean a Participant’s deliberate or willful non-performance; conduct detrimental to the Company’s interest; theft; lying; insubordination; violation of safety rules; disclosure of confidential information about the Company; assisting in any way any person or entity that competes with the Company; conviction of a felony; deliberate violation of Company policies, including, but not limited to, the policy regarding conduct in the workplace and the Company Code of Conduct; gross negligence; fraud, or willful misconduct.

“Change in Control” shall be deemed to occur if (i) any Person other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of either the outstanding shares of common stock or the combined voting power of Wyeth’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Wyeth’s stockholders of each new director was approved by a vote of at least three quarters of the directors then still in office who were directors at the beginning of the period or (iii) Wyeth undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of Wyeth. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of Wyeth’s then outstanding voting securities entitled to vote generally prior to said combination own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless such event also constitutes a “change in ownership or effective control” within the meaning of Section 409A of the Code. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity. Notwithstanding anything herein to the contrary, in no event shall the consummation of the Merger (as defined in the definition of Closing Date contained in this Schedule A) constitute a Change in Control.

“Closing Date” shall mean the date on which the merger contemplated under the Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc., a Delaware corporation (“Parent”), Wagner Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent, and the Company (as such agreement may be amended from time to time) is consummated (the “Merger”).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any applicable rulings and regulations promulgated thereunder.

“Committee” shall mean the Compensation and Benefits Committee of the Board (or any other committee of the Board designated by the Board to administer the Plan).

“Company” shall mean Wyeth and/or its Affiliates, together with any successors thereto.

“Disability” shall mean “Disability” as defined in any change-in-control severance agreement in effect between a Participant and the Company at the time of determination or, if not defined therein or if there shall be no such agreement, then “Disability” shall mean disability for purposes of (i) a long-term disability plan maintained by the Company in which the Participant participates at the time of determination or (ii) Social Security Disability Insurance (SSDI), as determined by the Social Security Administration; provided, however, that if the Participant resides in a jurisdiction outside of the United States, the definition of Disability shall have the same meaning as such term is generally defined under the laws of the applicable jurisdiction, or, if no such law exists, under the applicable employment policy of the Participant’s employer in such jurisdiction.

“Good Reason” shall mean “Good Reason” as defined in any change-in-control severance agreement in effect between a Participant and the Company or in any Company severance plan under which the Participant participates, at the time of determination or, if not defined therein or if there shall be no such agreement or plan, “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following circumstances: (i) a reduction by the Company in the Participant’s base salary or wages from that in effect immediately prior to the Closing Date or as the same may be increased from time to time; or (ii) the relocation of the Participant’s principal place of business to a location that increases the Participant’s commute from his or her primary residence to such place of business by more than thirty-five (35) miles, compared to the Participant’s commute from his or her primary residence to the Participant’s principal place of business as in effect immediately prior to the Closing Date; provided, that in either instance of (i) or (ii) above, notice thereof is delivered in writing to the Committee within ninety (90) days following the Participant’s actual knowledge of the circumstances constituting Good Reason and the Company has failed to remedy such circumstances within thirty (30) days of receipt of such written notice.

“Participant” shall mean any officer or key employee of the Company selected by the Committee to receive an Award under the Plan.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“Plan” shall mean this Wyeth 2009 Cash Long-Term Incentive Plan, as it may be amended from time to time.

“Recoupment Policy” means the Board’s Policy on Recoupment of Performance-Based Compensation in Restatement Situations, as may be amended from time to time.

“Specified Employee” shall mean (a) prior to the Closing Date, (i) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12-month period ending on December 31st of a calendar year and (ii) to the extent not otherwise included in clause (i) hereof, each of the top 100 paid individuals (based on taxable wages for purposes of Section 3401(a) of the Code as reported in Box 1 of Form W-2 for the 12-month period ending on December 31st of such calendar year, plus amounts that would be included in wages for such 12-month period but for pre-tax deferrals to a tax-favored retirement plan, cafeteria plan or qualified transportation benefits) who performed services for the Company at any time during the 12-month period ending on December 31st of such calendar year and (b) on and after the Closing Date, each “specified employee” as determined in accordance with the provisions of Treasury Regulation Section 1.409A-1(i)(6)(i). For purposes of clause (a) above, a Participant shall be treated as a Specified Employee for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (i) or (ii) of this definition is made.

“Tax-Related Items” shall mean any applicable U.S. federal, state, local or foreign withholding tax obligations (including income tax, social insurance contributions, payment on account and any other withholding taxes that may be due).

“Vesting Date” shall mean the third anniversary of the grant date (as set forth in the Participant’s Award Letter).